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                                                                    Exhibit 22.1

                         BIRMINGHAM STEEL CORPORATION
                        SUBSIDIARIES OF THE REGISTRANT
                              AS OF JUNE 30, 1999

           American Steel & Wire Corporation, a Delaware corporation

               Norfolk Steel Corporation, a Virginia corporation

            Barbary Coast Steel Corporation, a Delaware corporation

            Birmingham Steel Overseas, Ltd, a Barbados corporation

           Port Everglades Steel Corporation, a Delaware corporation

        Birmingham Recycling Investment Company, a Delaware corporation

            Birmingham East Coast Holdings, a Delaware corporation

               Birmingham Southeast, LLC, a Delaware corporation

                Midwest Holdings, Inc., a Delaware corporation

               Cumberland Recyclers, LLC, a Delaware corporation